Exhibit 4.10

AMENDMENT NO. 1 TO CREDIT AGREEMENT

THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment Agreement”) is made and entered into as of September 1, 2005, by and among KELLWOOD COMPANY, a Delaware corporation (the “Borrower”), EACH OF THE GUARANTORS (as defined in the Credit Agreement), EACH LENDER SIGNATORY HERETO, and BANK OF AMERICA, N.A., as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and an L/C Issuer.

W I T N E S S E T H:

WHEREAS, the Administrative Agent, the lenders party thereto (collectively, the “Lenders” and individually each a “Lender”) and the Borrower have entered into that certain Credit Agreement dated as of October 20, 2004 (as hereby and from time to time amended, restated, amended and restated, extended, supplemented, modified or replaced, the “Credit Agreement”; capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have agreed to make and have made available to the Borrower a revolving credit facility in an aggregate principal amount of $400,000,000; and

WHEREAS, each of the Guarantors has entered into a Guaranty pursuant to which it has guaranteed the payment and performance of the obligations of the Borrower under the Credit Agreement and the other Loan Documents; and

WHEREAS, the Borrower has requested, among other things, that certain terms of the Credit Agreement and the Exhibits thereto be amended, each in the manner set forth herein, and the Administrative Agent and the Lenders, subject to the terms and conditions contained herein, are willing to effect such amendments on the terms and conditions contained in this Amendment Agreement;

NOW, THEREFORE, in consideration of the premises and further valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.            Amendments to Credit Agreement. Subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

(a)           Section 1.01 of the Credit Agreement is hereby amended to add the following definitions to such Section, in alphabetical order:

“Borrowing Base” means, at any time until the Borrower has achieved Debt Ratings of BB+ and Ba1 from both S&P and Moody’s, respectively, after September 1, 2005, an amount equal to the sum of (i) eighty-five percent (85%) of the Net Amount of Eligible Accounts; plus (ii) sixty percent (60%) of the book value of Eligible Inventory; plus (iii) forty percent (40%) of the book value of Eligible Raw Materials Inventory; it being understood, however, that the calculation of items (b), (c), (d), (e), (f) and (i) under the definition of “Eligible Accounts” (including the Net Amount of Eligible Accounts attributable thereto) and items (f) and (g) under the definition of “Eligible Inventory” may, where necessary given the limitations of the operational and accounting practices of the Borrower on the Closing Date, be made on the basis of good faith estimates or historical percentages; provided, however, that to the extent the Administrative Agent at any time has any reasonable basis to believe that any estimate or percentage is materially incorrect or does not accurately reflect the quantity to be calculated in any material respect, then the Administrative Agent may, upon written notice to the Borrower and the Lenders, (i) adjust the calculation of the Borrowing Base to the extent necessary render such estimate or percentage correct and accurate in its reasonable discretion and/or (ii) perform, or cause to be performed, an audit of the Accounts and Inventory of the Borrower and its Subsidiaries at the Borrower’s expense.

“Borrowing Base Certificate” means a certificate by a Responsible Officer of the Borrower, substantially in the form of Exhibit I (or another form acceptable to the Administrative Agent) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof, all in such detail as shall be reasonably satisfactory to the Administrative Agent.

“Collateral” means all of the working assets of the Loan Parties subject to a Lien in favor of the Administrative Agent, for the benefit of the Secured Parties, pursuant to any Security Instrument.

“Eligible Accounts” means the Accounts of the Borrower and its Subsidiaries other than any Account:

(a)    with respect to which more than 90 days have elapsed since the date of the original invoice therefor or which more than 60 days have elapsed since the original due date;

(b)    with respect to which any one or more of the following events has occurred to the Account Debtor on such Account: the filing by or against the Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the institution by or against the Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Account Debtor; the sale, assignment, or transfer of all or any material part of the assets of the Account Debtor; the nonpayment generally by the Account Debtor of its debts as they become due; or the cessation of the business of the Account

Debtor as a going concern, or fifty percent (50%) or more of the aggregate Dollar amount of outstanding Accounts owed at such time by the Account Debtor thereon is classified as ineligible under clause (a) above;

(c)    owed by an Account Debtor which: (i) does not maintain its chief executive office in the United States of America or Canada (other than the Province of Newfoundland); or (ii) is not organized under the laws of the United States of America or Canada or any state or province thereof; or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to the Administrative Agent in its discretion;

(d)    owed by an Account Debtor which is an Affiliate or employee of the Borrower or any Subsidiary;

(e)    with respect to which either the perfection, enforceability, or validity of a security interest in such Account would be governed by or subject to any federal, state, or local statutory requirements other than those of the UCC;

(f)    which represents a sale on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or other repurchase or return basis;

(g)    which is evidenced by a promissory note or other instrument or by chattel paper;

(h)    which arises out of a sale not made in the ordinary course of the Borrower’s or the applicable Subsidiary’s business;

(i)    with respect to which the goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor or the services giving rise to such Account have not been performed by the Borrower or a Subsidiary, and, if applicable, accepted by the Account Debtor, or the Account Debtor revokes its acceptance of such goods or services;

(j)    owed by an Account Debtor whose debt is not rated or is rated lower than BBB or Baa2 by S&P or Moody’s, respectively, and which is obligated to the Borrower or any Subsidiary respecting Accounts the aggregate unpaid balance of which exceeds fifteen percent (15%) of the aggregate unpaid balance of all Accounts owed to the Borrower or any Subsidiary at such time by all of the Borrower’s and its Subsidiaries’ Account Debtors, but only to the extent of such excess;

(k)    which is subject to a security interest in favor of any Person (other than KFR in connection with the Factoring Program) or which is transferred in connection with any Permitted Securitization Transaction;

(l)    which, after the Security Effective Date, is not subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties; or

(m)    which arises out of a sale by any discontinued operations (in accordance with GAAP) of any Subsidiary pursuant to the Restructuring Plan.

If any Account at any time ceases to be an Eligible Account, then such Account shall promptly be excluded from the calculation of Eligible Accounts.

“Eligible Inventory” means all Inventory:

(a)    that is owned by the Borrower or its Subsidiaries;

(b)    with respect to which the validity, perfection and enforcement of a security interest would be governed solely by the UCC and which is not subject to any other Lien whatsoever;

(c)    that consists of finished goods generally made available for sale by the Borrower and its Subsidiaries in the ordinary course of business;

(d)    that is in good condition, is merchantable and is salable at prices approximating at least cost in the normal course of the Borrower’s and its Subsidiaries’ business;

(e)    that is located inside the United States of America or Canada;

(f)    that, if in-transit from vendors or suppliers, has the support of a commercial or documentary letter of credit issued by an established financial institution regularly engaged in the issuance of such letters of credit;

(g)    that is not placed on consignment;

(h)    that, after the Security Effective Date, is subject to a first priority perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties; and

(i)    that is not Inventory attributed to any discontinued operations (in accordance with GAAP) of any Subsidiary pursuant to the Restructuring Plan.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Inventory.

“Eligible Raw Materials Inventory” means Inventory consisting of raw materials which would otherwise constitute Eligible Inventory if it were finished goods. If any Inventory at any time ceases to be Eligible Raw Materials Inventory, such Inventory shall promptly be excluded from the calculation of Eligible Raw Materials Inventory.

“Net Amount of Eligible Accounts” means, at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances accrued rebates, offsets, deductions, counterclaims, disputes and other defenses of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Pricing Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Restructuring Plan” means the restructuring plan of the Borrower announced on July 27, 2005.

“Secured Parties” means, collectively, with respect to each of the Security Instruments, the Administrative Agent, the Lenders and such other Persons for whose benefit the Lien thereunder is conferred, as therein provided.

“Security Agreement” means the Security Agreement in form and substance reasonably acceptable to the Administrative Agent and made by the Borrower and the Guarantors in favor of the Administrative Agent for the benefit of the Secured Parties providing for a lien on Inventory, Accounts, proceeds (including cash) and deposit accounts into which collections of Accounts are deposited, as supplemented from time to time by the execution and delivery of Security Agreement Joinder Agreements pursuant to Section 6.15, as the same may be otherwise supplemented, amended, modified or amended and restated.

“Security Effective Date” has the meaning specified in Section 6.15.

“Security Instruments” means, collectively or individually as the context may indicate, the Security Agreement (including the Security Joinder Agreements) and all other agreements (including control agreements), instruments and other documents, whether now existing or hereafter in effect, pursuant to which Borrower or any other Person shall grant or convey to the Administrative Agent, for the benefit of the Secured Parties, a Lien in, or any other Person shall acknowledge any such Lien in, personal property as security for all or any portion of the Obligations, any other obligation under any Loan Document, as any of them may be amended, modified or supplemented from time to time.

“Security Joinder Agreement” means each Security Joinder Agreement, substantially in the form thereof attached to the Security Agreement, executed and delivered by a Guarantor or any other Person to the Administrative Agent, for the benefit of the Secured Parties, pursuant to Section 6.15.

“Smart Shirts Credit Facility” means an up to $55,000,000 term and revolving credit facility entered into by, among others, Smart Shirts Limited, as borrower.

(b)    Section 1.01 of the Credit Agreement is hereby further amended to restate the definition of “Applicable Rate” in its entirety to read as follows:

“Applicable Rate” means the following percentages per annum, based upon the Pricing Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Pricing Consolidated Leverage Ratio	Facility Fee	Eurocurrency Rate + Standby Letters of Credit	Commercial Letters of Credit
1	Less than or equal to 1.25:1	.150%	.600%	.250%

2	Less than or equal to 1.75:1 but greater than 1.25:1	.175%	.825%	.250%

3	Less than or equal to 2.50:1 but greater than 1.75:1	.200%	1.05%	.300%

4	Less than or equal to 3.25:1 but greater than 2.50:1	.250%	1.25%	.350%

5	Greater than 3.25:1	.300%	1.45%	.400%

Any increase or decrease in the Applicable Rate resulting from a change in the Pricing Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered. Subject to the preceding sentence, the Applicable Rate in effect from September 1, 2005 through the date of delivery of the Compliance Certificate required by Section 6.02 for the fiscal quarter ending July 31, 2005 shall be determined based upon Pricing Level 5.

(c)    Section 1.01 of the Credit Agreement is hereby further amended to restate the definition of “Consolidated Leverage Ratio” in its entirety to read as follows:

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) for the measuring period through and including the fiscal quarter of the Borrower ending January 31, 2007, (i)(A) Consolidated Funded Indebtedness as of such date less (B) all cash and cash equivalents domiciled in the United States for the account of the Borrower or any of its Material Domestic Subsidiaries in excess of $100,000,000 to (ii) Consolidated EBITDA for the period of the four fiscal quarters most recently ended, and (b) for the measuring period commencing with the fiscal quarter of the Borrower ending April 30, 2007 and continuing thereafter, (i) Consolidated Funded Indebtedness as of such date to (ii) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

(d)    Section 1.01 of the Credit Agreement is hereby further amended to restate the definition of “Consolidated Net Income” in its entirety to read as follows:

“Consolidated Net Income” means, for any period of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries (including payments received by the Borrower and its Subsidiaries of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their businesses by Persons in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income and actual charges incurred in connection to the Restructuring Plan in an amount not to exceed in the aggregate either (a) $225,000,000 as incurred on a pre-tax basis or (b) $155,000,000 as incurred on an after-tax basis, all determined on a consolidated basis in accordance with GAAP and subject to Acquisition Adjustments; but excluding (for all purposes other than compliance with Section 7.13(a) hereof) as income: (i) net gains and net losses on the sale, conversion or other disposition of capital assets, (ii) net gains and net losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, (iii) net gains on the collection of proceeds of life insurance policies, (iv) any write-up of any asset, and (v) any other net gain or credit of an extraordinary nature as determined in accordance with GAAP.

(e)    Section 1.01 of the Credit Agreement is hereby further amended to restate the definition of “Convertible Debenture Guaranty” in its entirety to read as follows:

“Convertible Debenture Guaranty” means that certain Guaranty Agreement (and including any guaranty joinder agreement excluded pursuant to the terms thereof) dated as of March 15, 2005 by and among the Guarantors and Union Bank of California, N.A., as trustee for the holders of the Convertible Debentures, as amended or supplemented from time to time.

(f)    Section 1.01 of the Credit Agreement is hereby further amended to restate the definition of “Factoring Program” in its entirety to read as follows:

“Factoring Program” collectively means: (i) the purchase of accounts receivable from time to time by KFR from the Borrower and/or certain of its Subsidiaries pursuant to various Receivables Purchase and Sale Agreements dated as of January 31, 2000, as amended or modified from time to time, and (ii) the performance of collection and other services by Kellwood Financial Services, Inc. (formerly known as Kellwood Shared Services Inc.), for the benefit of KFR pursuant to various Receivables Collection and Administrative Services Agreements dated as of January 31, 2000, as amended or modified from time to time.

(g)    Section 1.01 of the Credit Agreement is hereby further amended to restate the definition of “Indenture Guaranty” in its entirety to read as follows:

“Indenture Guaranty” means those certain Guaranty Agreement(s) (and including any guaranty joinder agreement executed pursuant to the terms thereof) dated as of March 15, 2005 by and among the Guarantors and JPMorganChase Bank, as trustee or any successor trustee, for the holders of those certain debt securities issued pursuant to the Indenture, as amended or supplemented from time to time.

(h)    Section 1.01 of the Credit Agreement is hereby further amended to restate the definition of “Permitted Securitization Transaction” in its entirety to read as follows:

“Permitted Securitization Transaction” means any Asset Securitization pursuant to Standard Securitization Undertakings providing working capital financing on terms that are more favorable to the Borrower and its Subsidiaries than would otherwise be available at that time; provided, (i) the Borrower and/or its Subsidiaries enters into such transaction or series of transactions with a Lender or an Affiliate thereof or a conduit administered thereby, and (ii) the obligations owed to third parties (including the net investment of such third parties in the assets transferred) with respect to such transaction shall not exceed $75,000,000 at any one time; and, provided, however, that such Asset Securitization shall be permitted only after the Borrower has achieved Debt Ratings of BB+ and Ba1 from both S&P and Moody’s after September 1, 2005 (and provided further that any such Asset Securitization may be incurred thereafter without regard to the Debt Rating of the Borrower).

(i)    Section 1.01 of the Credit Agreement is hereby further amended to restate the definition of “Restricted Payment” in its entirety to read as follows:

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or of any option, warrant or other right to acquire any such capital stock or other equity interest; provided that, actual payments made in connection with the $75,000,000 share repurchase program of the Borrower announced on July 27, 2005 shall be excluded from the meaning of “Restricted Payment”.

(j)    Section 2.01 of the Credit Agreement is hereby amended to restate such Section in its entirety to read as follows:

2.01 Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, (iii) the aggregate Outstanding Amount of all Committed Loans and of all L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (iv) the Total Outstandings shall not exceed the Borrowing Base, if applicable, calculated as of the date of the most recently delivered Borrowing Base Certificate. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.04, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(k)   Section 2.03(a) of the Credit Agreement is hereby amended to restate clause (i) thereof in its entirety to read as follows:

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or jointly for the account of the Borrower and a Designated Subsidiary, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or jointly for the account of the Borrower and a Designated Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (u) the Total Outstandings shall not exceed the Aggregate Commitments, (v) the Total Outstandings shall not exceed the Borrowing Base, if applicable, calculated as of the date of the most recently delivered Borrowing Base Certificate, (w) the aggregate Outstanding Amount of all Committed Loans and of all L/C Obligations denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (x) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the

Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, (y) the Outstanding Amount of the L/C Obligations with respect to standby Letters of Credit shall not exceed the Standby L/C Sublimit, and (z) the Outstanding Amount of the L/C Obligations with respect to commercial Letters of Credit shall not exceed the Commercial L/C Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(l)   Section 2.04 of the Credit Agreement is hereby amended to restate subsection (b) thereof in its entirety to read as follows:

       (b)    If the Administrative Agent notifies the Borrower at any time that the Total Outstandings at such time exceed either the Aggregate Commitments or Borrowing Base (the Borrowing Base to be calculated as of the date of the most recently delivered Borrowing Base Certificate), as applicable, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of either the Aggregate Commitments or the Borrowing Base, as applicable; provided, however, that, subject to the provisions of Section 2.03(g)(ii), the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed either the Aggregate Commitments or the Borrowing Base, as applicable.

(m)    Section 2.05 of the Credit Agreement is hereby amended to restate such Section in its entirety to read as follows:

      2.05    Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments,

(iv) the Borrower shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Borrowing Base, if applicable, calculated as of the date of the most recently delivered Borrowing Base Certificate, and (v) if, after giving effect to any reduction of the Aggregate Commitments, the Alternative Currency Sublimit, the Commercial L/C Sublimit or the Standby L/C Sublimit exceeds the Borrowing Base, if applicable, calculated as of the date of the most recently delivered Borrowing Base Certificate, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. The amount of any such Aggregate Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Standby L/C Sublimit or the Commercial L/C Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

(n)   Section 6.02 of the Credit Agreement is hereby amended to restate subsection (b) thereof in its entirety to read as follows:

 (b)    concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate and, if applicable, a duly completed Borrowing Base Certificate as of the end of the immediately preceding fiscal quarter, each signed by a Responsible Officer; provided, however, that in the event that a Default or an Event of Default has occurred and is continuing, a Borrowing Base Certificate signed by a Responsible Officer shall also be so delivered at such additional times as determined by the Administrative Agent;

(o)   Section 6.15 of the Credit Agreement is hereby amended to restate such Section in its entirety to read as follows:

6.15 Security Agreement; Additional Subsidiary Guarantors.

(a)   At any time until the Borrower has achieved Debt Ratings of BB+ and Ba1 from both S&P and Moody’s, respectively, after September 1, 2005, promptly, but in any event no later than ten Business Days, after the earlier to occur of (x) an Event of Default or (y) the Borrower having received a Debt Rating of BB- or below from S&P or Ba3 or below from Moody’s (the “Security Effective Date”), the Borrower shall, and shall cause each Guarantor to, deliver to the Administrative Agent each of the following, regardless if the Borrower has achieved Debt Ratings of BB+ and Ba1 from both S&P and Moody’s after the Security Effective Date:

(i)    a Security Agreement duly executed by Borrower and each Guarantor (with all schedules thereto appropriately completed);

(ii)    UCC financing statements for filing in all places required by applicable law to perfect the Liens of the Administrative Agent for the benefit of the Secured Parties under the Security Instruments as a first priority Lien as to items of Collateral in which a security interest may be perfected by the filing of financing statements, and such other documents and/or evidence of other actions as may be necessary under applicable law to perfect the Liens of the Administrative Agent for the benefit of the Secured Parties under the Security Instruments as a first priority Lien in and to such other Collateral as the Administrative Agent may reasonably require; and

(iii)    unless the Administrative Agent expressly waives such requirement, an opinion or opinions of counsel to each Loan Party and addressed to the Administrative Agent and each Lender as to the matters set forth concerning the Loan Parties and the Security Agreement (but excluding priority of the Liens granted therein) in form and substance reasonably acceptable to the Administrative Agent.

(b)   At any time after the Security Effective Date (if applicable), as soon as practicable but in any event within 30 days following the acquisition or creation of any Subsidiary that is a Material Domestic Subsidiary, cause to be delivered to the Administrative Agent:

(i)    a Security Joinder Agreement duly executed by such Subsidiary (with all schedules thereto appropriately completed);

(ii)    with respect to any Person that has executed a Security Joinder Agreement hereunder, Uniform Commercial Code financing statements naming such Person as “Debtor” and naming the Administrative Agent for the benefit of the Secured Parties as “Secured Party”, in form, substance and number sufficient in the reasonable opinion of the Administrative Agent and its special counsel to be filed in all Uniform Commercial Code filing offices and in all jurisdictions in which filing is necessary or advisable to perfect in favor of the Secured Parties the Lien on the Collateral conferred under such Security Instrument to the extent such Lien may be perfected by Uniform Commercial Code filing; and

(iii)    current copies of the documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) of each such Subsidiary, all certified by the applicable Governmental Authority or appropriate officer as the Administrative Agent may elect, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(c)   Notify the Administrative Agent at the time that any Person becomes a Material Domestic Subsidiary (excluding any Securitization Entity), and promptly thereafter (and in any event within 30 days), cause such Person to

(i) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a Guaranty Joinder Agreement, and (ii) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (i)), all in form, content and scope reasonably satisfactory to the Administrative Agent. In addition, and notwithstanding anything contained above, in the event that any Person becomes party to the Indenture Guaranty or to the Convertible Debenture Guaranty and such Person has not at such date executed a Guaranty Joinder Agreement, the Borrower shall immediately notify the Administrative Agent thereof and cause such Person to immediately deliver to the Administrative Agent all documents required by clauses (i) and (ii) above.

(p)   Article VI of the Credit Agreement is hereby further amended by adding a new Section 6.17 to the end thereof, to read as follows:

6.17    Further Assurances. At any time after the Security Effective Date, promptly upon request by the Administrative Agent (and in any event within 30 days of any such request), execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as may reasonably require from time to time in order (a) to perfect a Lien on any assets in which a lien has been granted under the Security Instruments, (b) to carry out more effectively the purposes of this Agreement or any other Loan Document, (c) to subject to the Liens created by any of the Security Instruments any of the properties, rights or interests covered by any of the Security Instruments, (d) to perfect and maintain the validity, effectiveness and first priority of any of the Security Instruments and the Liens intended to be created thereby, and (e) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under the Security Instruments or under any other document executed in connection therewith.

(q)   Section 7.01 of the Credit Agreement is hereby amended by adding a new clause (n) thereof, with appropriate punctuation changes, to read as follows:

(n)    Liens securing Indebtedness permitted by Section 7.03(n).

(r)   Section 7.03 of the Credit Agreement is hereby amended to restate subsection (l) thereof in its entirety to read as follows:

(l)    other unsecured Indebtedness of any Loan Party provided that (A) such Indebtedness does not contain terms or conditions that are more restrictive than this Agreement or any other Loan Document, (B) no Default or Event of Default had occurred or was continuing at the time such Indebtedness was incurred, (C) such Indebtedness is pari passu both structurally and contractually with the Indebtedness under the Loan Documents, (D) such Indebtedness does not have a maturity date which occurs earlier than six (6) months following the Maturity Date, (E) such Indebtedness does not contain any amortization provisions which are more rapid or occur more quickly than is customary in the marketplace, as reasonably determined by the Administrative Agent and the Borrower, (F) notice of the incurrence of such Indebtedness has been given to the Administrative Agent not less than ten (10) Business Days prior to such incurrence, and such notice includes calculations demonstrating compliance with the financial covenants in Section 7.13, substantially in the form of a Compliance Certificate, and (G) such Indebtedness is incurred (i) prior to July 25, 2005 or (ii) on or after February 1, 2007; and

(s)   Section 7.03 of the Credit Agreement is hereby further amended by adding a new clause (n) thereof, with appropriate punctuation changes, to read as follows:

(n)    Indebtedness under the Smart Shirts Credit Facility in an amount not to exceed in the aggregate $55,000,000 at any time outstanding.

(t)   Section 7.05 of the Credit Agreement is hereby amended by adding a new clause (o) thereof, with appropriate punctuation changes, to read as follows:

(o)    Dispositions of property identified in the Restructuring Plan.

(u)   Section 7.07 of the Credit Agreement is hereby amended to restate such Section in its entirety to read as follows:

7.07    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, if immediately after giving effect to such proposed action, a Default or Event of Default would exist; provided, however, that, at any time through and including the fiscal quarter of the Borrower ending January 31, 2007 that the Consolidated Leverage Ratio is greater than or equal to 2.50 to 1.00, such Restricted Payments shall not exceed, in the aggregate, $75,000,000.

(v)    Section 7.11 of the Credit Agreement is hereby amended to add a new sentence at the end of such Section to read as follows:

For purposes of this Section 7.11 only, “Contractual Obligations” shall not include any agreement, instrument or undertaking pursuant to the Smart Shirts Credit Facility.

(w)    Section 7.13 of the Credit Agreement is hereby amended to restate such Section in its entirety to read as follows:

(a)    Consolidated Net Worth. Permit Consolidated Net Worth at any time to be less than the sum of (i) $546,500,000.00, (ii) an amount equal to 50% of the Consolidated Net Income earned in each full fiscal quarter ending after January 31, 2004 (with no deduction for a net loss in any such fiscal quarter) and (iii) an amount equal to 50% of the aggregate increases in Shareholders’ Equity of the Borrower and its Subsidiaries after the date hereof by reason of the issuance and sale of Equity Interests of the Borrower or any Subsidiary (other than issuances to the Borrower or a wholly-owned Subsidiary), including upon any conversion of debt securities of the Borrower into such Equity Interests and any exercise of outstanding options or warrants, less (iv) any reduction of intangible assets resulting from any impairment charge pursuant to FAS 142, which reduction shall not exceed, in the aggregate, $100,000,000 and less (v) actual charges incurred in connection to the Restructuring Plan in an amount not to exceed $155,000,000 on an after-tax basis.

(b)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio to be less than (i) 2.50 to 1.00 at the end of each fiscal quarter of the Borrower commencing with the fiscal quarter ending immediately after the Closing Date and continuing through and including the fiscal quarter of the Borrower ending January 31, 2007, and (ii) 3.00 to 1.00 at the end of each fiscal quarter of the Borrower commencing with the fiscal quarter of the Borrower ending April 30, 2007 and continuing thereafter.

(c)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio at any time to be greater than (i) 3.25 to 1.00 for the measuring period commencing with the Closing Date and continuing through and including the fiscal quarter of the Borrower ending April 30, 2006, (ii) 3.00 to 1.00 for the measuring period commencing with the fiscal quarter of the Borrower ending July 31, 2006 through and including the fiscal quarter of the Borrower ending January 31, 2007, and (iii) 3.25 to 1.00 commencing with the fiscal quarter of the Borrower ending April 30, 2007 and continuing thereafter.

(x)   Section 7.14 of the Credit Agreement is hereby amended to restate such Section in its entirety to read as follows:

7.14    Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition, other than Permitted Acquisitions; provided, however, that, until the Borrower has achieved Debt Ratings of BB+ and Ba1 from both S&P and Moody’s after September 1, 2005 (and continuing thereafter without regard to the Debt Rating of the Borrower), after giving effect to such Acquisition, the aggregate costs of Permitted Acquisitions incurred in any fiscal year of the Borrower (on a non-cumulative basis, with the effect that amounts not incurred in any fiscal year may not be carried forward to a subsequent period) shall not exceed (a) $75,000,000 of Non-Equity Consideration at any time that the

Consolidated Leverage Ratio (pro forma after giving effect to such Acquisition) is greater than or equal to 2.50 to 1.00, and (b) $150,000,000 of Non-Equity Consideration at any time that the Consolidated Leverage Ratio (pro forma after giving effect to such Acquisition) is less than 2.50 to 1.00.

(y)   Section 10.01 of the Credit Agreement is hereby amended by adding a new clause (i) thereof, with appropriate punctuation changes, to read as follows:

(i)    release all or substantially all of the Collateral without the written consent of each Lender;

2.    Amendments to Exhibit. Subject to the terms and conditions set forth herein:

(a)    Exhibit D of the Credit Agreement is hereby amended to restate such Schedule in its entirety as set forth on Annex I attached hereto; and

(b)    The Exhibits to the Credit Agreement are hereby amended to add a new Exhibit I thereto, in alphabetical order, as set forth on Annex II attached hereto.

3.    Consent of the Guarantors. Each Guarantor hereby consents, acknowledges and agrees to the amendments set forth herein and hereby confirms, reaffirms and ratifies in all respects the Guaranty to which such Guarantor is a party (including without limitation the continuation of such Guarantor’s payment and performance obligations thereunder upon and after the effectiveness of this Amendment Agreement and the amendments contemplated hereby) and the enforceability of such Guaranty against such Guarantor in accordance with its terms.

4.    Full Force and Effect of Credit Agreement. Except as hereby specifically amended, modified or supplemented, the Borrower hereby acknowledges and agrees that the Credit Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

5.    Representations and Warranties. The Borrower hereby certifies that after giving effect to this Amendment Agreement:

(a)    The representations and warranties of (i) the Borrower contained in Article V of the Credit Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Credit Agreement or any other Loan Documents shall be true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of Section 4.02 of the Credit Agreement, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement;

(b)    This Amendment Agreement has been duly authorized, executed and delivered by the Borrower and Guarantors party hereto and constitutes a legal, valid and binding obligation of such parties, except as may be limited by general principles of equity or by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally; and

(c)    After giving effect hereto, no Default or Event of Default exists.

6.    Conditions to Effectiveness. The effectiveness of this Amendment Agreement and the amendments to the Credit Agreement provided herein are subject to the satisfaction of the following conditions precedent:

(a)    twenty (20) original counterparts of this Amendment Agreement, duly executed by the Borrower, the Guarantors, the Administrative Agent and the Required Lenders;

(b)    payment of (i) all reasonable out of pocket fees and expenses to date of counsel to the Administrative Agent incurred in connection with the Credit Agreement and the other Loan Documents and the execution and delivery of this Amendment Agreement to the extent invoiced prior to the date hereof; (ii) an upfront fee to each Lender executing this Amendment by 6:00 p.m. (New York, New York time) on September 1, 2005, such upfront fee for each such Lender’s own account, equal to ten basis points (10 “bps”) multiplied by each such Lender’s pro-rata portion of the Commitments immediately prior to the effective date of this Amendment Agreement; and (iii) all other fees agreed to be paid;

(c)    an initial Borrowing Base Certificate as of April 30, 2005; and

(d)    such other documents, instruments and certificates as reasonably requested by the Administrative Agent.

Upon satisfaction of the conditions set forth in this Section 6, this Amendment Agreement shall be effective as of the date hereof.

7.    Counterparts. This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.    Governing Law. This Amendment Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of New York.

9.    Enforceability. Should any one or more of the provisions of this Amendment Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

10.         Successors and Assigns. This Amendment Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and each of the Guarantors and Lenders, and their respective successors, legal representatives, and assignees to the extent such assignees are permitted assignees as provided in Section 10.06 of the Credit Agreement.

11.    Expenses. Without limiting the provisions of Section 10.04 of the Credit Agreement, the Borrower agrees to pay all reasonable out of pocket costs and expenses (including without limitation reasonable legal fees and expenses) incurred before or after the date hereof by the Administrative Agent and its Affiliates in connection with the preparation, negotiation, execution, delivery and administration of this Amendment Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Credit Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

KELLWOOD COMPANY

By:	/s/ W. Lee Capps, III
Name:	W. Lee Capps, III
Title:	Chief Operating Officer and Chief Financial Officer

GUARANTORS:

AMERICAN RECREATION PRODUCTS, INC.
BIFLEX INTERNATIONAL, INC.
BRIGGS NEW YORK, INC.
DORBY FROCKS, LTD.
HALMODE APPAREL, INC.
PHAT FASHIONS LLC
PHAT LICENSING LLC
SIERRA DESIGNS ACQUISITION CORPORATION

By:	/s/ W. Lee Capps, III
Name:	W. Lee Capps, III
Title:	Senior Vice President Finance

COSTURA DOMINICANA, INC.
GERBER CHILDRENSWEAR, INC.

By:	/s/ W. Lee Capps, III
Name:	W. Lee Capps, III
Title:	Senior Vice President Finance and Chief Financial Officer

Kellwood Company
Amendment No. 1 Signature Page

GCI IP SUB, INC.
KELLWOOD FINANCIAL RESOURCES, INC.
KWD HOLDINGS, INC.

By:	/s/ W. Lee Capps, III
Name:	W. Lee Capps, III
Title:	President

GCW HOLDINGS, INC.

By:	/s/ Thomas H. Pollihan
Name:	Thomas H. Pollihan
Title:	Vice President and General Counsel

KORET OF CALIFORNIA, INC.
NEW CAMPAIGN, INC.

By:	/s/ W. Lee Capps, III
Name:	W. Lee Capps, III
Title:	Vice President Finance

Kellwood Company
Amendment No. 1 Signature Page

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kimberly D. Williams
Name:	Kimberly D. Williams
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender and L/C Issuer

By:	/s/ Douglas J. Bolt
Name:	Douglas J. Bolt
Title:	Vice President

JPMORGAN CHASE BANK, as Syndication Agent and a Lender

By:	/s/ Jules Panno
Name:	Jules Panno
Title:	Vice President

THE BANK OF NOVA SCOTIA, as Co-Documentation Agent and a Lender

By:	/s/ N. Bell
Name:	N. Bell
Title:	Senior Manager Loan Operations

SUNTRUST BANK, as Co-Documentation Agent and a Lender

By:	/s/ Robert Bugbee
Name:	Robert Bugbee
Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender

By:	/s/ Veronica Morrissette
Name:	Veronica Morrissette
Title:	Vice President

Kellwood Company
Amendment No. 1 Signature Page

WACHOVIA BANK NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender

By:	/s/ Susan T. Gallagher
Name:	Susan T. Gallagher
Title:	Vice President

THE BANK OF NEW YORK, as a Lender

By:	/s/ Randolph E.J. Medrano
Name:	Randolph E.J. Medrano
Title:	Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Ignatius J. Marotta
Name:	Ignatius J. Marotta
Title:	First Vice President

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Senior Vice President

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	AVP/Credit Documentation

UMB BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Cecil G. Wood
Name:	Cecil G. Wood
Title:	Executive Vice President

Kellwood Company
Amendment No. 1 Signature Page

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ Matthew R. Krajniak
Name:	Matthew R. Krajniak
Title:	Assistant Vice President

NATIONAL CITY BANK OF THE MIDWEST, as a Lender

By:	/s/ Eric Hartman
Name:	Eric Hartman
Title:	Vice President

FIRST BANK, as a Lender

By:	/s/ Traci L. Dodson
Name:	Traci L. Dodson
Title:	Vice President

CITIBANK, NA, as a Lender

By:	/s/ Stanley K. Ross
Name:	Stanley K. Ross
Title:	Director

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender

By:	/s/ Matilde Reyes
Name:	Matilde Reyes
Title:	First Vice President

By:	/s/ Howard Weinberg
Name:	Howard Weinberg
Title:	Senior Vice President I

Kellwood Company
Amendment No. 1 Signature Page

ANNEX I

[see attached]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________, _____

To: Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated as of October 20, 2004 (as amended by Amendment No. 1 to Credit Agreement dated as of September 1, 2005 and as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among KELLWOOD COMPANY, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and BANK OF AMERICA, N.A., as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _____________________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.    Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.    Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.    A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

Form of Compliance Certificate

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it.]

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.    The representations and warranties of (i) the Borrower contained in Article V of the Agreement and (ii) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.

5.    The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _______________, ________

KELLWOOD COMPANY

By:_________________________________________

Name:_______________________________________

Title:________________________________________

Form of Compliance Certificate

For the Quarter/Year ended ___________________ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.13(a) - Consolidated Net Worth.

	A.	Consolidated Net Worth at Statement Date	$____________

	B.	50% of Consolidated Net Income for each full fiscal quarter ending after January 31, 2004 (no deduction for net losses):	$____________

	C.	50% of increases in Shareholders’ Equity after date of Agreement from issuance and sale of Equity Interests (other than issuances to the Borrower or a wholly-owned Subsidiary):	$____________

	D.	Any reduction of intangible assets resulting from any impairment charge pursuant to FAS 142 (which reduction shall not exceed $100,000,000):	$____________

	E.	Charges incurred in connection to the Restructuring (not to exceed $155,000,000):	$____________

	F.	$546,500,000 + Line I.B + I.C - I.D - I.E:	$____________

	G.	Excess (deficient) for covenant compliance (Line I.A - I.F):	$____________

II.	Section 7.13(b) - Consolidated Interest Coverage Ratio.

	A.	Consolidated EBIT for any period ending on above date (“Subject Period”):

		1. Consolidated Net Income for Subject Period:	$____________

		2. Consolidated Interest Charges for Subject Period:	$____________

		3. Provision for income taxes for Subject Period:	$____________

		4. Consolidated EBIT (Lines II.A.1 + 2 + 3):	$____________

	B.	Consolidated Interest Charges for Subject Period:	$____________

Form of Compliance Certificate

	C.	Consolidated Interest Coverage Ratio (Line II.A.8 ÷ Line II.B):	__________to 1

Minimum Permitted:

		Each Statement Date through and including the fiscal quarter ending January 31, 2007:	2.50 to 1

		Each Statement Date for each fiscal quarter ending April 30, 2007 and continuing thereafter:	3.00 to 1

III.	Section 7.13 (c) - Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:	$____________

1.     For each Statement Date through and including the fiscal quarter ending January 31, 2007, all cash and cash equivalents domiciled in the United States for the account of the Borrower or any of its Material Domestic Subsidiaries in excess of $100,000,000:
$____________

		2. For each Statement Date through and including the fiscal quarter ending January 31, 2007, Line III.A - Line III.A.1:	$____________

	B.	Consolidated EBITDA for any period ending on above date (“Subject Period”):

		1. Consolidated Net Income for Subject Period:	$____________

		2. Consolidated Interest Charges for Subject Period:	$____________

		3. Provision for income taxes for Subject Period:	$____________

		4. Depreciation expenses for Subject Period:	$____________

		5. Amortization expenses for Subject Period:	$____________

	C.	Consolidated EBITDA (Lines III.B.1 + 2 + 3 + 4 + 5):	$____________

[select one:]

	[D.	Consolidated Leverage Ratio for each Statement Date through and including the fiscal quarter ending January 31, 2007 (Line III.A.2 ÷ Line III.C):	________to 1]

	[D.	Consolidated Leverage Ratio for each Statement Date commending with the fiscal quarter ending April 30, 2007 and continuing thereafter (Line III.A ÷ Line III.C):	_______to 1]

Maximum Permitted:

		Each Statement Date through and including the fiscal quarter ending April 30, 2006:	3.25 to 1

Form of Compliance Certificate

Each Statement Date for each fiscal quarter commencing with the fiscal quarter July 31, 2006 through and including January 31, 2007:	3.00 to 1

Each Statement Date for each fiscal quarter ending April 30, 2007 and continuing thereafter:	3.25 to 1

Form of Compliance Certificate

ANNEX II

[see attached]

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

BORROWING BASE REPORT

For the Fiscal Quarter ending __________________:

[Note: All amount are shown in thousands of U.S. dollars unless otherwise indicated.]

I, __________________, [office title] of Kellwood Company, hereby certify that, to the best of my knowledge and belief, with respect to that certain Credit Agreement date as of October 20, 2004 among the Borrower, the Lenders and Bank of America, as Administrative Agent (as amended by Amendment No. 1 to Credit Agreement dated as of September 1, 2005, as may be further amended, amended and restated, modified, or supplemented from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference), the figures set forth below are true and correct.

The amounts reported herein are from the consolidated financial statements of Kellwood Company and its Subsidiaries for the fiscal quarter ending on the date set forth above.

Accounts

1.	Accounts net of any reserves for doubtful or uncollectable accounts and less sales, excise or similar taxes, returns, discounts, claims, credits and allowances, accrued rebates, offsets and deductions	$____________

2.	(i) Accounts subject to any Lien	$____________

	(ii) Accounts which more than 90 days have elapsed since the date of the original invoice therefor or which more than 60 days have elapsed since the original due date.	$____________

(iii) Accounts owing by an account debtor which is not solvent of is subject to any bankruptcy or insolvency proceeding or any kind, unless account debtor is classified as a debtor in possession or with respect to which 50% or more of the aggregate amount of outstanding Accounts owing by such account debtor are ineligible under 2(ii) above
$____________

	(iv) Accounts excluded from Eligible Accounts under clauses (d) through (i) of the definition of "Eligible Accounts" in Section 1.01 of the Credit Agreement.	$____________

	(v) Accounts over the 15% concentration limitation for account debtors who are unrated or are rated lower than BBB or Baa2 by S&P or Moody’s, respectively.	$____________

	(vi) Sum of Lines 2(i) through 2(v)	$____________

3.	Net Eligible Accounts
	(Line 1 less Line 2(vi))	$____________

4.	Borrowing Base Accounts
	(85% of Net Eligible Accounts)	$____________

Raw Materials Inventory*

5.	Raw materials Inventory (based on a FIFO valuation, consistently applied) owned by the Borrower and its Subsidiaries less appropriate reserves determined in accordance with GAAP.	$____________

6.	(i) Raw Materials Inventory subject to any Lien or as to which perfection of a security interest would not be governed by the UCC;	$____________

	(ii) Raw Materials Inventory outside North America;	$____________

	(iii) Raw Materials Inventory that is not in good condition, is not merchantable or is not salable at prices approximating at least cost in the normal course of business;	$____________

	(iv) Raw Materials Inventory in-transit from vendors or suppliers, that is not supported by a commercial or documentary letter of credit;	$____________

	(v) Raw Materials Inventory that is placed on consignment	$____________

	(vi) Total	$____________

7.	Eligible Raw Materials Inventory
	(Line 5 less Line 6(vi))	$____________

8.	Borrowing Base Raw Materials Inventory
	(40% of Eligible Raw Materials Inventory )	$____________

* Without duplication

Finished Goods Inventory*

9.
Inventory (based on a FIFO valuation, consistently applied) consisting of all finished goods inventory owned by the Borrower and its Subsidiaries less appropriate reserves determined in accordance with GAAP.
$____________

	(i) Inventory subject to any Lien or as to which perfection of a security interest would not be governed by the UCC;	$____________

	(ii) Inventory outside North America;	$____________

	(iii) Inventory that is not in good condition, is not merchantable or is not salable at prices approximating at least cost in the normal course of the Loan Parties' business;	$____________

	(iv) Inventory in-transit from vendors or suppliers, that is supported by a commercial or documentary letter of credit;	$____________

	(v) Inventory that is placed on consignment	$____________

	(vi) Total	$____________

10.	Eligible Inventory
	(Line 9 less Line 10(vi))	$____________

11.	Borrowing Base Inventory
	(60% of Eligible Inventory)	$____________

* Without duplication

Borrowing Base

12.	Borrowing Base assets
	(Line 4 plus Line 8 plus Line 11)	$____________

13.	(i) Aggregate amount of outstanding Revolving Loans	$____________

	(ii) Aggregate amount of outstanding Uncommitted Loans	$____________

	(iii) Aggregate amount of outstanding L/C Obligations	$____________

14.	Total deductions from the Borrowing Base assets
	(sum of Line 13(i) through 13(iii))	$____________

15.	Remaining availability (but not exceeding unused Aggregate Commitments): The difference of Line 12 minus Line 14.	$____________

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate as of _________________ , ____________.

KELLWOOD COMPANY
By: _____________________________
Name: ___________________________
Title: ____________________________